Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Evolution Petroleum Increases Common Stock Dividend to $0.07 per share; Announces Operating Results for Quarter Ended December 31, 2016

Houston, TX, February 7, 2017 - Evolution Petroleum Corporation (NYSE MKT: EPM) today announced that its Board of Directors increased the quarterly cash dividend to common shareholders to $0.07 per share, an increase of 8% over the previous rate of $0.065 per share. The quarterly dividend, which amounts to $0.28 per share on an annual basis, will be paid on March 31, 2017 to shareholders of record on March 15, 2017.
Evolution also reported financial and operating highlights for its fiscal second quarter ended December 31, 2016, with comparisons to the fiscal first quarter ended September 30, 2016 (the "prior quarter") and the quarter ended December 31, 2015 (the "year-ago quarter").
Highlights for the Quarter:

•	We reported net income of $2.3 million in the current quarter, or $0.07 per common share.

•
We paid our thirteenth consecutive quarterly cash dividend on common shares of $0.065 per share, which reflected a 30% increase over the prior quarter. We set the March 2017 dividend at $0.07 per share, a further increase of 8%.

•
Gross production in the Delhi field increased 2.8% over the prior quarter, to 7,580 barrels of oil per day (“BOPD”) from 7,371 BOPD, primarily from continuing conformance and production enhancement operations. This production consisted entirely of crude oil as first sales of NGL’s occurred after the end of the quarter.

•	Our net production increased to 1,987 BOPD, from 1,935 BOPD in the prior quarter. Our average realized price per barrel was $46.66, up almost 10% from the $42.66 average price in the prior quarter.

•	The Delhi natural gas liquid (“NGL”) plant was completed during the quarter and commenced production at the end of December.

•
We completed the redemption of our 8.5% Series A Cumulative Preferred Stock at a total cost of $7.9 million, funded by working capital. This will increase cash available to common stockholders by $674,302 per year, or $0.02 per common share.

•	We ended the quarter with $18.6 million of working capital, substantially all of which was cash.

•	We remain debt free.
Randy Keys, President and CEO, said: “The Delhi field turned in another solid performance this quarter. Gross production increased by over 200 BOPD from the prior quarter. We continue to see the benefits from diverse conformance workovers and performance enhancement projects designed to improve efficiency in use of the recycle CO2 stream. The combined results have been stellar, as gross production has increased from below 6,000 BOPD to over 7,500 BOPD in the span of less than two years. Further, these results have been achieved while reducing purchased CO2 volumes. We began selling NGL’s from the NGL recovery plant after the end of the quarter, so this quarter’s production consists entirely of light Louisiana Sweet (“LLS”) crude oil from the field. This continuing positive performance of the Delhi field bodes well for our long-term recovery of reserves from the field.

“With the redemption of our preferred stock, which frees up additional cash of $0.02 per common share annually, and the end of our capital spending obligations on the NGL plant, we decided to make a further increase in the common stock dividend to $0.07 per share. The Board of Directors intends to revisit the dividend rate during 2017 based on results from the Delhi field, the timing of further expansion of Delhi development and the outlook for crude oil prices.”

Results for the Quarter Ended December 31, 2016
In the current quarter, we reported operating revenues of $8.5 million, based on an average realized oil price of $46.66 per barrel, and generated $3.7 million in income from operations. In the prior quarter, we reported $2.7 million in income from operations on revenues of $7.6 million, which was based on an average oil price of $42.66 per barrel. Net production volumes were 1,987 BOPD, an increase from 1,935 BOPD in the prior quarter and were substantially above the year-ago quarter rate of 1,803 BOPD. Net income for the quarter was $2.3 million, or $0.07 per diluted share.
Production costs in the Delhi field were $2.3 million in the current quarter, which was unchanged from the prior quarter despite a slightly higher cost per MCF of CO2, and up slightly from $2.2 million a year ago. Purchased CO2 volumes were 67.0 million cubic feet (MMcf) per day, down 9% from 73.7 MMcf in the prior quarter. However, lower purchased CO2 volumes were offset by the increase in the cost per Mcf, which is tied directly to higher realized oil prices in the field.
Our general and administrative (“G&A”) expenses were $1.2 million for the quarter, of which $0.3 million were noncash, stock-based compensation expense and approximately $0.9 million were cash costs. These amounts were consistent with the prior quarter and represent a 40% reduction from the year-ago quarter, which included significant litigation costs and was prior to the separation of our artificial lift technology operations in the December 2015. We continue to focus on controlling our costs and are seeing the benefits of these efforts in lower G&A costs.

Delhi Operations and Capital Spending
Construction of the Delhi NGL plant was completed in late October, and startup testing and commissioning followed in November and December. The NGL plant commenced production at the end of December and first sales of products occurred in mid-January. Production has been ramping up during an optimization period this month and full daily throughput is expected to be reached during the coming quarter. Our costs incurred on the NGL plant through December 31, 2016 totaled $26.0 million, which we believe represents substantially all of the capital costs to be incurred. The cost of the plant was within 7% of budget and differed primarily as a result of price increases on specialized components after the original estimate, and additional commissioning costs.
During the quarter, we completed several capital workover projects for continuing conformance operations in the Delhi field, totaling approximately $1.6 million net to Evolution. These new projects result from the demonstrated benefits from previous conformance efforts and the significant returns that have been realized from relatively modest capital investments in the field. We have seen significant production increases from conformance projects over the past two years.
Our current expectations for capital spending during the remainder of our fiscal year ended June 30, 2017 include a few additional conformance and workover operations totaling less than $1 million net to Evolution. Based on recent meetings with the field operator, we have identified new opportunities to invest in the Delhi field during the second half of this calendar year, which is part of our fiscal 2018. The majority of this capital is planned for an infill drilling program to enhance production in the current developed area of the flood. This program will consist of up to five new CO2 injection wells and seven new production wells and will target productive oil zones which are not being swept effectively by the current CO2 flood. This infill program is expected to both add production and increase ultimate recoveries above the current proved oil reserves. There are other capital projects proposed to add infrastructure for the Phase Five expansion of the Delhi field so that it can be developed in a safe and responsible manner. We currently expect this expansion to occur during calendar 2018.
Liquidity and Capital Resources
Our liquidity position remains excellent, with $18.6 million of net working capital (after payment of $7.9 million for the redemption of preferred stock), $10 million of undrawn liquidity under our reserve-based credit facility and the expectation of significant free cash flow over the next twelve months. Our future cash flow is dependent on the prices we receive for our production. Based on our solid financial position, we expect to continue our quarterly common stock cash dividend program for the foreseeable future.

Conference Call
For this quarter, Evolution has pre-recorded its quarterly conference call as a webcast audio commentary with associated slides. This pre-recorded commentary will be available on the Company's website, www.EvolutionPetroleum.com, as soon as practicable after the distribution of this quarterly earnings press release. This commentary, which is approximately 12 minutes in length, will be re-broadcast on Wednesday, February 8, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central). The re-broadcast will be followed by a live question and answer session at 11:15 a.m. Eastern Time (10:30 a.m. Central). The quarterly review commentary and the question and answer session will include forward looking information. To access the conference call by phone, please dial 1-855-327-6837 (US and Canada) or 1-631-891-4304 (International). To listen live via webcast or to hear a rebroadcast, please go to www.EvolutionPetroleum.com. A replay will be available two hours after the end of the conference call through February 15, 2017 by calling 1-844-512-2921 (US and Canada) or 1-412-317-6671 (International) and providing the replay pin number of 10002342.

About Evolution Petroleum
Evolution Petroleum Corporation develops and produces petroleum reserves within known oil and gas reservoirs in the U.S., with a focus on maximizing value per share. Our principal asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans" and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	December 31,		September 30,	Six Months Ended December 31,
	2016	2015	2016	2016	2015
Revenues
Crude oil	$8,529,817	$6,565,804	$7,593,855	$16,123,672	$13,891,617
Natural gas liquids	—	685	89	89	1,735
Natural gas	—	317	(4)	(4)	1,021
Artificial lift technology services	—	56,121	—	—	107,960
Total revenues	8,529,817	6,622,927	7,593,940	16,123,757	14,002,333
Operating costs
Production costs	2,292,421	2,229,741	2,344,641	4,637,062	4,838,320
Cost of artificial lift technology services	—	50,131	—	—	59,999
Depreciation, depletion and amortization	1,307,510	1,471,571	1,273,439	2,580,949	2,689,844
Accretion of discount on asset retirement obligations	13,106	11,517	13,224	26,330	22,860
General and administrative expenses *	1,241,399	2,057,521	1,235,043	2,476,442	3,742,366
Restructuring charges **	—	1,257,433	—	—	1,257,433
Total operating costs	4,854,436	7,077,914	4,866,347	9,720,783	12,610,822
Income (loss) from operations	3,675,381	(454,987)	2,727,593	6,402,974	1,391,511
Other
Gain on realized derivative instruments, net	—	1,298,201	90	90	2,164,628
Gain (loss) on unrealized derivative instruments, net	—	361,761	(14,132)	(14,132)	1,433,723
Delhi field insurance recovery related to pre-reversion event	—	—	—	—	1,074,957
Interest and other income	14,061	5,853	12,745	26,806	11,665
Interest expense	(20,711)	(18,666)	(20,345)	(41,056)	(37,126)
Income before income taxes	3,668,731	1,192,162	2,705,951	6,374,682	6,039,358
Income tax provision	1,361,097	368,889	889,176	2,250,273	2,123,858
Net income attributable to the Company	2,307,634	823,273	1,816,775	4,124,409	3,915,500
Dividends on preferred stock	—	168,576	250,990	250,990	337,151
Deemed dividend on preferred shares called for redemption	—	—	1,002,440	1,002,440	—
Net income available to common stockholders	$2,307,634	$654,697	$563,345	$2,870,979	$3,578,349
Earnings per common share
Basic	$0.07	$0.02	$0.02	$0.09	$0.11
Diluted	$0.07	$0.02	$0.02	$0.09	$0.11
Weighted average number of common shares
Basic	33,047,166	32,741,166	32,957,010	33,002,088	32,729,705
Diluted	33,083,027	32,802,440	33,007,599	33,037,269	32,789,461

* General and administrative expenses for the three months ended December 31, 2016, 2015 and September 30, 2016 included non-cash stock-based compensation expense of $275,184, $212,724 and $311,688, respectively. For the six months ended December 31, 2016 and 2015, non-cash stock compensation expense was $586,872 and $430,839, respectively.

** Restructuring charges include $59,339 of non-cash stock compensation expense for the three and six months ended December 31, 2015.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2016	June 30, 2016
Assets
Current assets
Cash and cash equivalents	$19,156,377	$34,077,060
Receivables	3,101,169	2,638,188
Deferred tax asset	—	105,321
Derivative assets, net	—	14,132
Prepaid expenses and other current assets	618,788	251,749
Total current assets	22,876,334	37,086,450
Oil and natural gas property and equipment, net (full-cost method of accounting)	63,832,372	59,970,463
Other property and equipment, net	48,096	28,649
Total property and equipment	63,880,468	59,999,112
Other assets	330,300	365,489
Total assets	$87,087,102	$97,451,051
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,259,711	$5,809,107
Accrued liabilities and other	701,031	2,097,951
State and federal income taxes payable	310,544	621,850
Total current liabilities	4,271,286	8,528,908
Long term liabilities
Deferred income taxes	13,444,891	11,840,693
Asset retirement obligations	784,247	760,300
Total liabilities	18,500,424	21,129,901
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued; no shares outstanding at December 31, 2016 as all shares were redeemed November 14, 2016 (Note 8); and 317,319 shares outstanding at June 30, 2016 with a liquidation preference of $7,932,975 ($25.00 per share)	—	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,062,297 shares and 32,907,863 as of December 31, 2016 and June 30, 2016, respectively	33,062	32,907
Additional paid-in capital	40,368,236	47,171,563
Retained earnings	28,185,380	29,116,363
Total stockholders’ equity	68,586,678	76,321,150
Total liabilities and stockholders’ equity	$87,087,102	$97,451,051

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2016	2015
Cash flows from operating activities
Net income attributable to the Company	$4,124,409	$3,915,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,609,356	2,714,162
Impairments included in restructuring charge	—	569,228
Stock-based compensation	586,872	490,178
Accretion of discount on asset retirement obligations	26,330	22,860
Settlements of asset retirement obligations	(121,391)	—
Deferred income taxes	1,709,519	(547,579)
(Gain) loss on derivative instruments, net	14,042	(3,598,351)
Write-off of deferred loan costs	—	50,414
Changes in operating assets and liabilities:
Receivables	(462,981)	1,167,391
Prepaid expenses and other current assets	(367,039)	(119,515)
Accounts payable and accrued expenses	(1,955,546)	(310,054)
Income taxes payable	(311,306)	152,898
Net cash provided by operating activities	5,852,265	4,507,132
Cash flows from investing activities
Derivative settlement payments (paid) received	(318,618)	1,561,979
Capital expenditures for oil and natural gas properties	(7,978,130)	(8,650,217)
Capital expenditures for other property and equipment	(30,447)	—
Other assets	—	(161,345)
Net cash used in investing activities	(8,327,195)	(7,249,583)
Cash flows from financing activities
Cash dividends to preferred stockholders	(250,990)	(337,151)
Cash dividends to common stockholders	(3,801,962)	(3,268,319)
Common share repurchases, including shares surrendered for tax withholding	(459,858)	(1,354,743)
Tax benefits related to stock-based compensation	—	3,910,163
Redemption of preferred shares	(7,932,975)	—
Other	32	(1,243)
Net cash (used in) provided by financing activities	(12,445,753)	(1,051,293)
Net decrease in cash and cash equivalents	(14,920,683)	(3,793,744)
Cash and cash equivalents, beginning of period	34,077,060	20,118,757
Cash and cash equivalents, end of period	$19,156,377	$16,325,013

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2016	2015
Income taxes paid	$1,278,773	$440,000
Louisiana carryback income tax refund and related interest received	—	1,556,999
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(1,516,932)	(2,442,183)
Deferred loan costs charged to oil and gas property costs	—	108,472
Settlement of accrued treasury stock purchases	—	(170,283)
Royalty rights acquired through non-monetary exchange of patent and trademark assets		108,512

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	Dec. 31, 2016	Sept. 30, 2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$8,529,817	$7,593,855	$935,962	12.3%
NGL revenues	—	89	(89)	n.m.
Natural gas revenues	—	(4)	4	n.m.
Total revenues	$8,529,817	$7,593,940	$935,877	12.3%

Crude oil volumes (Bbl)	182,815	178,002	4,813	2.7%
NGL volumes (Bbl)	—	4	(4)	n.m.
Natural gas volumes (Mcf)	—	16	(16)	n.m.
Equivalent volumes (BOE)	182,815	178,009	4,806	2.7%

Equivalent volumes per day (BOE/D)	1,987	1,935	52	2.7%

Crude oil price per Bbl	$46.66	$42.66	$4.00	9.4%
NGL price per Bbl	—	22.25	(22.25)	n.m.
Natural gas price per Mcf	—	(0.25)	0.25	n.m
Equivalent price per BOE	$46.66	$42.66	$4.00	9.4%

CO2 costs	$1,041,741	$1,078,133	$(36,392)	(3.4)%
All other lease operating expense	1,250,680	1,266,508	(15,828)	(1.2)%
Production costs	$2,292,421	$2,344,641	$(52,220)	(2.2)%
Production costs per BOE	$12.54	$13.17	$(0.63)	(4.8)%

CO2 volumes (Mcf per day, gross)	66,961	73,747	(6,786)	(9.2)%

Oil and gas DD&A (a)	$1,299,813	$1,265,637	$34,176	2.7%
Oil and gas DD&A per BOE	$7.11	$7.11	$—	—%

n.m. Not meaningful.

(a) Excludes non-operating depreciation and amortization of $7,697 and $7,802 for the three months ended December 31 and September 30, 2016, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended December 31,
	2016	2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$8,529,817	$6,565,804	$1,964,013	29.9%
NGL revenues	—	685	(685)	n.m.
Natural gas revenues	—	317	(317)	n.m.
Total revenues	$8,529,817	$6,566,806	$1,963,011	29.9%

Crude oil volumes (Bbl)	182,815	165,847	16,968	10.2%
NGL volumes (Bbl)	—	42	(42)	n.m.
Natural gas volumes (Mcf)	—	182	(182)	n.m
Equivalent volumes (BOE)	182,815	165,919	16,896	10.2%

Equivalent volumes per day (BOE/D)	1,987	1,803	184	10.2%

Crude oil price per Bbl	$46.66	$39.59	$7.07	17.9%
NGL price per Bbl	—	16.31	(16.31)	n.m.
Natural gas price per Mcf	—	1.74	(1.74)	n.m.
Equivalent price per BOE	$46.66	$39.58	$7.08	17.9%

CO2 costs	$1,041,741	$1,017,664	$24,077	2.4%
All other lease operating expense	1,250,680	1,212,077	38,603	3.2%
Production costs	$2,292,421	$2,229,741	$62,680	2.8%
Production costs per BOE	$12.54	$13.44	$(0.90)	(6.7)%

CO2 volumes (Mcf per day, gross)	66,961	73,312	(6,351)	(8.7)%

Oil and gas DD&A (a)	$1,299,813	$1,254,350	$45,463	3.6%
Oil and gas DD&A per BOE	$7.11	$7.56	$(0.45)	(6.0)%

Artificial lift technology services:
Services revenues	$—	$56,121	$(56,121)	n.m.
Cost of service	—	50,131	(50,131)	n.m.
Depreciation and amortization expense	$—	$213,091	$(213,091)	n.m.

n.m. Not meaningful.

(a) Excludes depreciation and amortization expense for artificial lift technology services and $7,697 and $4,130 of other depreciation and amortization expense for the three months ended December 31, 2016 and 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended December 31,
	2016	2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$16,123,672	$13,891,617	$2,232,055	16.1%
NGL revenues	89	1,735	(1,646)	n.m.
Natural gas revenues	(4)	1,021	(1,025)	n.m.
Total revenues	$16,123,757	$13,894,373	$2,229,384	16.0%

Crude oil volumes (Bbl)	360,817	322,763	38,054	11.8%
NGL volumes (Bbl)	4	124	(120)	n.m.
Natural gas volumes (Mcf)	16	489	(473)	n.m.
Equivalent volumes (BOE)	360,824	322,968	37,856	11.7%

Equivalent volumes per day (BOE/D)	1,961	1,755	206	11.7%

Crude oil price per Bbl	$44.69	$43.04	$1.65	3.8%
NGL price per Bbl	22.25	13.99	8.26	59.0%
Natural gas price per Mcf	(0.25)	2.09	(2.34)	n.m.
Equivalent price per BOE	$44.69	$43.02	$1.67	3.9%

CO2 costs	$2,119,874	$2,406,591	$(286,717)	(11.9)%
All other lease operating expense	2,517,188	2,431,729	85,459	3.5%
Production costs	$4,637,062	$4,838,320	$(201,258)	(4.2)%
Production costs per BOE	$12.85	$14.98	$(2.13)	(14.2)%

CO2 volumes (Mcf per day, gross)	66,961	73,312	(6,351)	(8.7)%

Oil and gas DD&A (a)	$2,565,450	$2,443,222	$122,228	5.0%
Oil and gas DD&A per BOE	$7.11	$7.56	$(0.45)	(6.0)%

Artificial lift technology services:
Services revenues	$—	$107,960	$(107,960)	n.m.
Cost of service	—	59,999	(59,999)	n.m.
Depreciation and amortization expense	$—	$238,475	$(238,475)	n.m.

n.m. Not meaningful.

(a) Excludes depreciation and amortization expense for artificial lift technology services and $15,499 and $8,147 of other depreciation and amortization expense for the six months ended December 31, 2016 and 2015, respectively.

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